Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), effective as of April 24, 2008, is made by and between DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.), a Maryland corporation (the “Company”), and Thomas G. Wattles (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of July 21, 2006 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 7.6 of the Employment Agreement, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.        Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3.1    Salary.

(a) The Company shall pay the Executive during the Term a salary at the rate of $200,000 per annum (the “Annual Salary”) in a combination of cash, options to purchase common stock of the Company (“Options”), or other equity awards, such combination to be determined by the Board, or committee thereof, in its discretion. The Board, or committee thereof, may provide for such increases therein as it may in its discretion deem appropriate; provided that in no event shall the Annual Salary be decreased.

(b) If the Annual Salary contains Options or other equity awards, these awards shall be granted on the same date annual equity awards are granted to the Company’s other executive officers and valued in the same manner as such awards. Any Options or other equity awards granted as Annual Salary will: (i) vest over a term of 12 months beginning no later than February 28th of the year in which the award is granted, (ii) not contain any conditions to vesting other than the Executive’s continued service relationship with the Company or its subsidiaries and (iii) provide for incremental vesting for each day of continued service during the vesting period or, at the Company’s election, more accelerated vesting. The portion of any Option or other equity award that will be considered as Annual Salary for any particular year will be limited to the portion that vests during such year. For example, the portion of the Option granted in 2008 that will be considered Annual Salary for 2008 will be limited to the portion vesting between February 11, 2008 and December 31, 2008, and the remainder of the Option, vesting between January 1, 2009 and February 10, 2009, will be considered Annual Salary for 2009. Additionally, any Option granted as Annual Salary will have a term of ten years and, once vested, will not terminate upon the termination of the Executive’s service relationship. Except as otherwise set forth above, the terms of any Options or other equity awards granted as Annual Salary will be materially consistent with the terms of such equity awards granted to other executive officers.”

2.        Section 3.4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3.4    Benefits – In General. The Executive shall be entitled during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that are available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs; provided that the Company shall pay all annual or other periodic premiums on behalf of the Executive for all health programs (excluding, for avoidance of doubt, any co-pay, deductible or other similar amounts, which shall remain the responsibility of the Executive).”

3.        Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.

4.        This Amendment shall be governed and construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Colorado.

5.        This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name:	Philip L. Hawkins
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Thomas G. Wattles
Thomas G. Wattles